FHLB Benefit Equalization Plan

Exhibit 10.1

FEDERAL HOME LOAN BANK OF ATLANTA
BENEFIT EQUALIZATION PLAN
(Effective February 1, 2023)

INTRODUCTION

The Benefit Equalization Plan (the “Plan”) for the Federal Home Loan Bank of Atlanta (the “Bank”) is a nonqualified deferred compensation plan maintained for the primary purpose of providing deferred compensation to a select group of management or highly compensated employees of the Bank.

The Plan includes benefits and terms with respect to the Defined Benefit Equalization Plan in Article III, which provides additional defined benefits above the maximum benefit limit that applies to the Bank’s defined benefit pension plan; with respect to the Defined Contribution Equalization Plan in Article IV, which provides opportunities for employee deferral benefits and employer contribution benefits that are above the maximum dollar limits that apply to the Bank’s 401(k) defined contribution plan; and with respect to the Executive Retirement Plan Benefit program in Article V, which provides additional opportunities for deferring compensation.

Article I. Definitions

1.01“Bank” refers to the employer, the Federal Home Loan Bank of Atlanta.

1.02“Beneficiary,” whether or not capitalized herein, means the beneficiary or beneficiaries designated by the Member, per Article VI of the Plan, to receive the balance of the Member’s Account upon the death of the Member of the Plan.

1.03“Board” refers to the members of the Board of Directors of the Bank or the individuals that the Board of Directors may designate to act on their behalf for purposes of this Plan.

1.04“Code Limitations” means one or more of Sections 401(a)(17), 401(k), 401(m), 402(g), and 415(c) of the Internal Revenue Code of 1986, as amended, which place maximum limitations on the amount of contributions that highly compensated employees can defer or receive in contributions to their accounts in the Pentegra Defined Benefit Plan for Financial Institutions Comprehensive Retirement Plan (the “Retirement Fund”) or the Federal Home Loan Bank of Atlanta 401(k) Savings Plan (“Savings Plan”).

1.05“Code Section 409A” references the section in the Internal Revenue Code of 1986, as amended, which describes the regulatory laws for nonqualified deferred compensation plans like the Benefit Equalization Plan for the Federal Home Loan Bank of Atlanta (“the Plan”).

1.06“Committee” means the Retirement Plan Committee, or any successor committee appointed by the Board to administer the Benefit Equalization Plan sponsored by the Federal Home Loan Bank of Atlanta.

1.07“Compensation,” whether or not capitalized herein, means “Total Compensation” as defined in the Savings Plan unless it is otherwise defined herein or otherwise defined by the qualified plan or the nonqualified plan in which it is referenced.

1.08“Employee,” whether or not capitalized herein, refers to any person in service of the Bank whom the Bank has classified as an employee.

FHLB Benefit Equalization Plan

1.09“Member” includes any eligible employee who meets the applicable criteria of a “Member” described in Article II. As applicable, the rights of the Member will succeed to the designated beneficiary as permitted by the Committee and under Code Section 409A.

1.10“Member’s Account” refers to the account established to record the value of the Member’s benefits described in Articles IV and V.

1.11“The Plan” or “the Plan” refers to the Benefit Equalization Plan sponsored by the Federal Home Loan Bank of Atlanta and includes terms referenced in “Articles” (capitalized) or in “sections” (not capitalized) throughout this document.

1.12“Retirement Fund” means the Pentegra Defined Benefit Plan for Financial Institutions Comprehensive Retirement Plan, in which the Bank participates as a participating employer.

1.13“Savings Plan” means the Federal Home Loan Bank of Atlanta 401(k) Savings Plan sponsored by the Federal Home Loan Bank of Atlanta.

1.14“Separation of Service,” whether or not capitalized herein, means “separation from service” under Code Section 409A.

Article II. Eligibility and Membership

The Board has approved certain persons to be eligible for one or more of the Plan’s benefits, as provided in Appendix A. The eligible employee must meet the requirements described below to begin receiving benefits.

2.01Eligibility for the Defined Benefit Equalization Plan: An employee of the Bank is eligible to accrue benefits from the Defined Benefit Equalization Plan described in Article III if the employee satisfies (a) and (b) of this section.

(a)The employee (i) has accrued benefits from and remains entitled to benefits from the Retirement Fund, (ii) has not received any benefit payments from the Retirement Fund, (iii) is or potentially would be limited to benefits from Code Limitations, and (iv) is selected by the Board as eligible for benefits.

(b)The employee (i) was hired or promoted to the level of Senior Vice President on or before December 31, 2017, and (ii) became eligible for the Defined Benefit Equalization Plan on or before December 31, 2017.

Any employee who was hired or promoted to the level of Senior Vice President on or after January 1, 2018, shall be ineligible to accrue benefits under the Defined Benefit Equalization Plan described in Article III. The benefits described in Articles III of the Plan remain effective for individuals who became eligible for the Defined Benefit Equalization Plan on or before December 31, 2017, and benefits are closed for other eligible employees as of January 1, 2018.

2.02Eligibility for the Defined Contribution Equalization Plan: An employee of the Bank is eligible to contribute to and accrue benefits from the Defined Contribution Equalization Plan described in Article IV if the employee (i) enrolled in the Savings Plan, (ii) has deferred compensation into the Savings Plan for the applicable calendar year and has accrued benefits from the Savings Plan, (iii) is or potentially would be limited to benefits from Code Limitations, and (iv) is selected by the Board as eligible for benefits.

FHLB Benefit Equalization Plan

2.03Eligibility for Executive Retirement Plan Benefit: An employee is eligible for the Executive Retirement Plan Benefit described in Article V if the individual satisfies the eligibility criteria for the Defined Contribution Equalization Plan as stated in section 2.02 above.

2.04Determination of the Board: The Board or its designee may, in its sole discretion, determine that an employee who meets the eligibility criteria in sections 2.01, 2.02, or 2.03 shall not become a Member of the Plan. Likewise, the Board or its designee may determine that an employee who is not eligible for benefits as described in sections 2.01, 2.02, or 2.03 shall be eligible to become a Member of the Plan. The Committee shall notify any eligible employee affected by the Board’s determination.

2.05Member: An eligible employee shall become a Member on the earliest day such employee first accrues a benefit under the Plan.

Article III. Defined Benefit Equalization Plan

The Defined Benefit Equalization Plan supplements the benefits that would have been provided to the employee in the Retirement Fund but for the Code Limitations. Employees who meet the eligibility and membership criteria in sections 2.01, 2.04, and 2.05 of the Plan will receive benefits as described in Article III.

3.01Calculation of Annual Benefits as of the Date of the Member’s Separation of Service: The annual pension benefit payable to the Member shall equal the amount in (i) less the amount in (ii), using the factors and assumptions described in section 3.02.

(i)The annual pension benefit determined as of the date of the Member’s separation of service as if the provisions were administered without regard to the Code Limitations.

LESS:

(ii)The annual pension benefit already credited or paid to the Member by the Retirement Fund.

3.02Factors and Assumptions in Calculating Annual Benefits: During the calculation of the Member’s annual benefits described in section 3.01, the Plan considers the following additional factors:

(a)The annual benefit calculation includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment,” and “Single Purchase Fixed Percentage Adjustment,” which the Bank elected to provide its employees under the Retirement Fund. The calculation also utilizes the Member’s “Base Salary,” which is the basic annual salary rate as of each January 1st, excluding bonuses paid in the current calendar year. “Base Salary” includes the amounts deferred (applicable to the year relevant to the Base Salary computation) by the Member in any deferred compensation plan that reduces the Member’s earned compensation through the Bank.

(b)If the annual benefit amount calculated in section 3.01(ii) is valued at zero dollars because no contributions have accrued to the Retirement Fund, then the Member will not be allocated benefits under the Defined Benefit Equalization Plan, in accordance with the eligibility requirements in section 2.01.

FHLB Benefit Equalization Plan

(c)The calculation includes the Member’s years of service based on the Member’s initial date of hire with the Bank and the Member’s date of separation of service with the Bank. This calculation does not consider years of service with affiliates, subsidiaries, or other entities.

(d)The Board may grant years of service for this calculation or offer additional benefits. In doing so, the Board may attach vesting or other conditions as it deems appropriate to attract and retain the Member, as permitted by Code Section 409A. Any such additional benefits or services will be set forth in Appendix A.

(e)The calculation applies the same assumptions and factors applied in the Retirement Fund to determine the actuarial equivalence for the form of payment selected by the Member (e.g., when the Member selects the Optional Form of payment as described in sections 3.03 and 3.04). An actuarially equivalent amount is defined and calculated according to the requirements under Code Section 409A.

(f)The Committee may consider other factors pertaining to the benefits payable after the Member’s death, described in sections 3.05 and 3.06.

3.03Member’s Election of a Form of Payment: The Member has certain opportunities to elect the form of payment for vested accrued benefits – lump sum or installment – that the Member will receive as the form of payment at the Member’s separation of service, or that the Member’s beneficiary will receive as the form of payment upon the Member’s death. The Member can select either form of payment as follows:

(a)Regular Form of Payment. The Committee will provide the Member with a “Regular Form” of payment election, which includes two installment options for the form of benefit payments: monthly installments or annual installments. The Member will elect one of these two installment options.

(b)Optional Form of Payment. The Member may submit a written election to the Committee requesting approval for an “Optional Form” of payment, such as a lump sum payment or other installment payments available as of the Member’s date of hire. The Member’s election for an Optional Form of payment must meet the timing requirements in either (i) or (ii) to be accepted by the Committee.

(i)An initial election must be made by January 30th following the end of the calendar year in which the Member first accrues a benefit.

(ii)Any election, other than an initial election, must be made at least 12 months preceding the Member’s separation of service, and the election must delay the payment of benefits for at least five (5) years from the date such payment would have otherwise commenced. However, this five-year delay will not apply in the event of the Member's death or if the election is to change the form of payment from one type of life annuity to another type of life annuity that is actuarially equivalent under Code Section 409A.

The Member’s election is considered irrevocable for purposes under the Plan after both (i) the Committee approves the election within the time described in this section and (ii) the last permissible date for making the election under section 3.03 has passed. In its absolute discretion, the Committee may withhold approval for any reason, including, but not limited to, non-compliance with the Plan’s terms.

FHLB Benefit Equalization Plan

3.04Payment of Benefits at Separation of Service: Benefits are payable to the Member at the Member’s separation of service. The Member has certain opportunities to elect to receive the benefit payments in a lump sum or installments. This section describes the timing of lump sum and installment payments following the Member’s separation of service.

(a)Lump Sum Payments. Lump sum payments shall be paid to the Member within 90 days after the later of (i) the date the Member reaches age 50 or (ii) the date of the Member’s separation of service with the Bank.

(b)Installment Payments. Installment payments shall commence on a date determined by the Committee, in its sole discretion, but no later than 90 days after the Member’s separation of service.

3.05Calculation of Death Benefits: A Member who dies before the Member’s separation of service with the Bank will be paid death benefits. To determine the death benefits the Member’s beneficiary is entitled to, the Committee will calculate the annual pension benefit, as payable under Section 3.1, and increase this annual pension benefit by ten (10) times, adjusted for present value. This amount is reduced by the benefit payments the Member had received under the Defined Benefit Equalization Plan.

3.06Payment of Death Benefits: The timing and form of benefits are determined by the Member’s selection of a form of payment and whether the Member had begun receiving benefit payments prior to the Member’s death. The Member’s death benefits will be paid as described in either (a), (b), or (c) below.

(a)If the Member dies before any payment of benefits, regardless of which form of payment the Member elected or was authorized to receive, the death benefit shall be payable to the Member’s beneficiary in a lump sum payment as if the payment of the Member's benefit had commenced on the first day of the month in which his death occurred. (The Board may, without the consent of any Member, beneficiary, or other person, eliminate this lump sum payment provision as described in Article IX.)

(b)If the Member dies after the commencement of any benefit payment, and the Member was granted an Optional Form of payment, the death benefit shall be payable to the Member’s beneficiary in the Optional Form of payment which the Member had most recently elected.

(c)If the Member dies after the commencement of any benefit payment, and the Member was not granted an Optional Form of payment, the death benefit shall be payable to the Member’s beneficiary in a lump sum payment as if the payment of the Member's benefit had commenced on the first day of the month in which his death occurred.

3.07Code Section 402(g) Lump Sum Payment: The timing of a distribution of a benefit payment may not be accelerated unless the Committee allows an acceleration under the Plan that is specifically permitted under Treas. Reg. Section 1.409A-3(j)(4). The Plan does allow at least one such permitted accelerated payment – the Code Section 402(g) lump sum payment that may be distributed when a Member’s benefit is both eligible for a benefit distribution and the remaining amounts deferred under the Plan do not exceed the applicable dollar amount listed under Code Section 402(g)(1)(B) for such calendar year. In the calendar year when the Committee determines that a lump sum payment will be paid to the Member, the payment date will occur no later than December 31st of the calendar year. Prior to the date of payment, the Committee will provide to the Member, in writing, a statement that this Plan term has been executed and is effective. The Committee will not initiate a lump sum

FHLB Benefit Equalization Plan

payment if the Member or beneficiary participates in any other nonqualified deferred compensation plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

3.08Benefits for the Re-employed Member: If a Member is restored to employment and meets the eligibility and membership criteria in sections 2.01, 2.04, and 2.05 of the Plan, benefits shall continue to accrue as though the Member had not been re-employed. The Member will have the same election opportunities regarding the form of payment for benefits accrued after re-employment. However, these election opportunities will not be available for benefits accrued prior to re-employment. The Member may not defer benefit payments or change the form of payment for benefits accrued prior to re-employment. Upon the Member's separation of service, the benefits payable amount will be reduced by the actuarial equivalent amount of benefits the re-employed Member had already been paid for service completed before the Member’s re-employment. The actuary will determine actuarial equivalence as defined in Code Section 409A by utilizing the same actuarial factors and assumptions used by the Retirement Fund.

Article IV. Defined Contribution Equalization Plan

The Defined Contribution Equalization Plan supplements the benefit that would have been provided to the employee through the Savings Plan but for the Code Limitations. Employees who meet the eligibility and membership criteria in sections 2.02, 2.04, and 2.05 of the Plan may receive elective contributions, matching employer contributions, and other nonelective employer contributions as described in Article IV.

4.01Calculation of Elective Contribution: Elective contributions are employee contributions or payroll deferrals remitted from the Member’s earned compensation and are at all times 100% vested.

For purposes of this Plan, the elective contributions to the Member’s Account equal:

(i)The maximum annual compensation the Member could have deferred into the Savings Plan if the Savings Plan had not been capped by the Code Limitations.

(This maximum deferral amount may be limited by the Member’s deferral election described in section 4.05 and the terms of the Savings Plan.)

LESS:

(ii)The elective contributions paid or credited to the Member’s Savings Plan account.

4.02Calculation of Matching Employer Contribution: Matching employer contributions are a type of employer contribution in which the employer credits to the Member’s Account an amount that “matches” all or a percentage of the compensation an employee defers into a deferred compensation plan. Matching employer contributions vest in this Plan at the same time that the matching employer contributions vest in the Savings Plan.

For purposes of the Plan, the value of matching employer contributions to be credited to the Member’s Account equates to the following:

(i)The maximum amount of annual matching employer contributions the Member could have received through the Savings Plan but for the cap on benefits under the Code Limitations.

FHLB Benefit Equalization Plan

(This calculation of annual matching employer contributions is based on the Member’s deferral election described in section 4.05 and the terms of the Savings Plan.

LESS:

(ii)The matching employer contributions that are already paid or credited to the Member’s Savings Plan account.

4.03Calculation of Nonelective Employer Contribution: A nonelective employer contribution is a fixed or discretionary contribution from the Bank. This contribution is unrelated to the Member’s elective deferrals. Nonelective employer contributions vest in this Plan at the same time the nonelective employer contributions vest in the Savings Plan.

For purposes of this Plan, the value of nonelective employer contributions to be credited to the Member’s Account equates to:

(i)The maximum annual nonelective employer contributions the Member could have received if the Savings Plan’s benefits had not been capped by the Code Limitations.

(This calculation of nonelective employer contributions is based on the terms of the Savings Plan. The Savings Plan will specify the maximum amount of nonelective contributions that can be remitted to an employee’s Savings Plan account.

LESS:

(ii)The nonelective employer contributions already paid or credited to the Member’s Savings Plan account.

4.04Factors used in the Calculation of Benefits: For the calculation of the Member’s benefits described in sections 4.01, 4.02, and 4.03, the Plan considers the following additional factors:

(a)The calculation uses the definition of “compensation” defined in the Savings Plan to determine the Member’s compensation. “Compensation” includes any employee deferrals remitted to the Savings Plan or remitted for the purposes of receiving benefits under Article IV of this Plan.

(b)The calculation uses the Member’s years of service based on the Member’s initial date of hire with the Bank and the Member’s date of separation of service with the Bank. The calculation does not include years of service with affiliates, subsidiaries, or other entities.

(c)The Board may grant additional years of service or additional benefits and, in so doing so, attach vesting or other conditions as it deems appropriate to attract and retain the Member. Any such additional benefits or services will be limited to those set forth in Appendix A.

(d)The Member will always be fully vested in elective contributions. The Member shall become vested in matching contributions and nonelective employer contributions in the Plan at the same time the Member becomes vested in the corresponding matching contributions and nonelective contributions in the Savings Plan.

FHLB Benefit Equalization Plan

4.05Member’s Election of Deferral Amounts: The Member or prospective Member selects the amount of compensation to be deferred into the Plan by executing and delivering a Deferral Agreement provided by the Committee.

The Member’s deferral election selected in the Deferral Agreement shall be irrevocable for the calendar year for which the deferral is elected as of the date (i) the Committee approves the deferral election and (ii) the election period has passed. After the election period has expired, the most recently approved deferral election or Deferral Agreement will control. The Member may make any number of changes to the Deferral Agreement before the election becomes irrevocable.

The Member may submit a deferral election to the Committee within the time described in (a) of this section 4.05, or in limited circumstances, within the time described in (b) or (c) of this section 4.05.

(a)Annual Enrollment Period: Each year, the Member must submit a Deferral Agreement to the Committee or its designee by the last business day of the enrollment period set by the Committee. The Member will be provided with notice of the precise timing of the enrollment period, which occurs during the fourth quarter of the calendar year preceding the first pay period designated by the Bank of the new calendar year. The Deferral Agreement shall apply to the employee's compensation earned during the first pay period designated by the Bank of the new calendar year.

(b)Initial Election Period Available to the New Member: The prospective Member who does not already participate in the Savings Plan or the Executive Retirement Plan Benefit program described in Article V (or any other nonqualified deferred compensation plan that would be aggregated with these Plans under Treasury Regulation Section 1.409A-1(c)(2)) may execute and submit a Deferral Agreement within thirty 30 days after the date the employee becomes eligible to accrue benefits in the Plan. The Deferral Agreement shall apply to compensation earned by the Member effective for the payroll period beginning on or after the date that the Deferral Agreement is submitted to the Committee.

This initial election period is also available to the prospective Member who had previously participated in the Savings Plan, the Defined Contribution Equalization Plan described in Article IV, or the Executive Retirement Plan Benefit program described in Article V (or any other nonqualified deferred compensation plan that would be aggregated with these Plans under Treasury Regulation Section 1.409A-1(c)(2)). The initial election period is available to the prospective Member if (i) or (ii), as follows, is satisfied:

(i)The initial election period is available to the prospective Member if this employee has ceased deferring compensation into the Savings Plan, has become “ineligible” to accrue benefits through the Defined Contribution Equalization Plan, has commenced receiving benefit payments earned through the Defined Contribution Equalization Plan but has not been distributed all such payments, and has satisfied the eligibility and membership criteria in sections 2.02, 2.04, and 2.05 of the Plan.

(ii)The initial election period is available to the prospective Member if this employee has been ineligible to accrue benefits for the Defined Contribution Equalization Plan (or any other nonqualified deferred compensation plan that would be aggregated with these Plans under Treasury Regulation Section

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1.409A-1(c)(2)) for at least 24 months and has satisfied the eligibility and membership criteria in sections 2.02, 2.04, and 2.05 of the Plan.

(c)Special Election Period Available at Committee Discretion: At the Committee’s discretion, an early election period may be offered to the Member if the Plan is restated or materially changed. In such circumstances, the Member may submit a Deferral Agreement to the Committee within the election period offered by the Committee. The Deferral Agreement shall take effect for the payroll period beginning immediately after the conclusion of the election period offered by the Committee.

4.06Investment Allocations: The Bank is not required to provide actual investment vehicles for this Plan under Code Section 409A. The Committee selects or offers investment vehicles and credits gains or losses to the Member’s Account based on the rate of return of the selected or predetermined investments. The Member shall allocate the contributions among the deemed investment options in one percent (1%) increments. The Committee will provide access to electronic or other media for the Member to specify investment allocation requests. Investment requests shall be subject to such additional rules and conditions as the Committee may prescribe from time to time (including a delay in implementing such a request to allow the Committee or its delegate time to accept or override such request). The Committee's acceptance of the Member's investment request does not give the Member a right or interest in any specific assets of the Bank.

4.07Form of Payment Election Applicable at Separation of Service: Benefits are payable at the Member’s separation of service. The Member has certain opportunities to elect to receive either lump sum or installment payments, which may involve an online election pursuant to administrative procedures established by the Committee. This section describes the timing and forms of payments at the Member’s separation of service.

(a)Lump Sum Payments: Lump sum payments shall commence on a date not later than 90 days after the Member’s separation of service with the Bank.

(b)Installment Payments: Installment payments shall commence not later than 90 days after the Member’s separation of service with the Bank.

Installment payments shall be in annual installments for two (2) to five (5) years, as elected by the Member. Subsequent installments shall be paid on the anniversary of the date the first installment is paid. The amount paid on each installment shall be determined by multiplying the Member’s balance, as most recently determined by the Committee for this purpose, by a fraction, the numerator of which is one, and the denominator of which is the number of remaining installments (including the installment being paid). The Member may request that the balance of the Member’s Account remains invested, as described in section 4.06, during the period that installments continue to be paid.

Any election, other than an initial election of the form of payment election must be made at least twelve (12) months preceding the Member’s separation of service, and the election must delay the payment of benefits for at least five (5) years from the date such payment would have otherwise commenced. However, this five-year delay will not apply in the event of the Member's death.

4.08Payment of Benefits at the Member’s Death: If the Member dies before the commencement of the lump sum payment or any installment payment, regardless of which form of payment the Member elected, the vested accrued benefit remaining in the Member’s

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Account shall be payable to the Member’s beneficiary (as described in Article VII) in a lump sum payment within 90 days after the Member’s death.

4.09Unforeseeable Emergency Withdrawal and Suspension of Deferrals: In the event of an unforeseeable emergency, a Member, whom the Bank currently employs, may make a written request to the Committee to withdraw funds from the Member’s Account, cancel an existing deferral election, or request both a withdrawal and a suspension of deferrals. The request shall be in a time and manner determined by the Committee. The Committee will grant the Member’s request(s) as follows:

(a)The Committee will determine if the facts and circumstances affecting the Member qualify as an unforeseeable emergency under Code Section 409A. An unforeseeable emergency is a circumstance that causes a severe financial hardship resulting from an illness or accident, property loss, or other similar extraordinary and unforeseeable occurrences that arises from events beyond the Member’s control. The Plan must limit the amount of any payment for the unforeseeable emergency to the amount reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated as a result of the payment.

(b)An unforeseeable emergency withdrawal will be issued to the Member as soon as practicable but not later than 90 days following the Committee’s determination of a severe financial hardship. The withdrawal will be limited to the reasonably necessary amount to satisfy the Member’s emergency need and be limited to the vested accrued benefit in the Member’s Account. Code Section 409A states that an approved distribution should not include (i) the value of the relief the Member could receive through insurance payments, (ii) the value of relief through liquidation of the Member’s assets to the extent that it would not cause severe financial hardship to the Member, or (iii) any additional compensation that could be available to the Member upon cancellation of an elective deferral election.

(c)A suspension of a Member’s deferral election will be effective for the portion of the calendar year that remains after the Committee’s determination of a severe financial hardship.

4.10Code Section 402(g) Lump Sum Payment: The timing of a distribution of a benefit payment may not be accelerated unless the Committee allows an acceleration under the Plan that is specifically permitted under Treas. Reg. Section 1.409A-3(j)(4). The Plan does allow at least one such permitted accelerated payment – the Code Section 402(g) lump sum payment that may be distributed when a Member’s benefit is both eligible for a benefit distribution and the remaining amounts deferred under the Plan do not exceed the applicable dollar amount listed under Code Section 402(g)(1)(B) for such calendar year. The Committee shall select a payment date that is no later than December 31st of the calendar year for which such determination is made. Prior to the date of payment, the Committee will provide to the Member, in writing, a statement that this Plan term has been executed and is effective. The Committee will not initiate a lump sum payment if the Member or beneficiary participates in any other nonqualified deferred compensation plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

4.11Records of the Account Balance and Investment Notations: The Committee will maintain separate records of the Member’s compensation deferrals, matching contributions, and nonelective contributions under the Plan, which will be credited to the Member’s Account as soon as practicable after the date the Member’s compensation was reduced to defer contributions into the Savings Plan or after the date the nonelective contributions were

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calculated, as applicable to the contribution type. The Member’s Account will be periodically credited with deemed investment gains and losses relevant to the investment allocations described in section 4.06.

Article V. Executive Retirement Plan Benefit

The Executive Retirement Plan Benefit program may provide the eligible Member with additional nonelective employer contributions – a Bonus Match and a Compensation Match – that are credited to the Member’s Account. Employees who meet the eligibility and membership criteria in sections 2.03, 2.04, and 2.05 of the Plan will receive benefits as described in Article V.

5.01Benefit Types: The Member who meets the eligibility and membership criteria in Article II will be provided with Appendix A, which includes the following information applicable to the Member:

(a)Bonus Match: The percentage of the Member’s short-term incentive compensation earned through the Federal Home Loan Bank of Atlanta Omnibus Annual Incentive Compensation Plan during the current Plan Year that is credited in the following year to the Member’s Account as nonelective employer contributions.

(b)Compensation Match: The percentage of the Member’s compensation earned during the current Plan Year that is credited to the Member’s Account as nonelective employer contributions.

For purposes of this section, the “Plan Year” commences on January 1st and ends on December 31st of the subject year. The Bank has complete discretion to determine if its fiscal year is also a Plan Year for the purpose of providing incentives through the Plan. The Bank may make this determination at any time and may amend this determination at any time.

5.02Calculation of the Bonus Match: The Member’s Account may receive nonelective contributions as a Bonus Match that equates to:

(i)The dollar value of the Bonus Match, as described in section 5.01(a).

5.01Calculation of the Compensation Match: The Member’s Account may receive nonelective contributions as a Compensation Match that equates to the sum resulting from the following formula:

(i)Add the dollar value of the Matching Compensation, as described in section 5.01(b).

AND:

(ii)If the Member is enrolled in the Savings Plan, deduct the dollar value of the nonelective employer contributions contributed to the Member’s Savings Plan account, which is described in section 4.03(ii).

AND:

(iii)If the Member is enrolled in the Savings Plan and is entitled to benefits under Article IV of this Plan, deduct the dollar value of the nonelective employer contributions credited to the Member’s Account as a benefit under Article IV of this Plan, which is the sum of the amount in section 4.03(i) less the amount in section 4.03(ii).

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Any positive value of (i) reduced by (ii) and further reduced by (iii) will be credited to the Member’s Account.

5.01Vesting: The Bonus Match and the Compensation Match shall vest after the Member completes two years of “service,” as defined by the Savings Plan.

5.02Payment of Benefits: Benefits are allocated to the Member’s Account. Payments of benefits, including investment gains or losses, applicable to the Defined Contribution Equalization Plan in Article IV (e.g., form and time of payment, unforeseeable emergency withdrawals, payments to beneficiaries, and 402(g) lump sum payment) are also applicable to the Executive Retirement Plan Benefit program. Refer to sections 4.06, 4.07, 4.08, 4.09, 4.10, and 4.11 for the relevant terms that also apply to the Executive Retirement Plan Benefit program.

Article VI. Source and Timing of Payment

6.01Ownership of Assets: All benefits payable under the Plan shall be paid solely out of the general assets of the Bank. No benefit provided by the Plan shall be payable from the assets of the Retirement Fund or the Savings Plan. The Bank is the sole owner of the assets that could be applied to the Plan’s benefits. At all times before the payment of benefits, the Bank shall be entitled to the assets. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

6.02Establishment of a Trust: In its discretion, the Bank may establish a bookkeeping reserve or a trust in compliance with Code Section 409A to reflect or to aid the Bank in meeting its obligations under the Plan with respect to any Member or prospective Member or beneficiary. Any such trust shall constitute an unfunded arrangement and shall satisfy the requirements in section 6.01.

6.03Timing of Payments: In its sole discretion, the Committee shall administer the payments of benefits, as described in Articles III, IV, V, and VII, within the elected time or the appropriate period without input from the Member on their preferred taxable year for receiving the first distribution of benefit payments. If a payment can be made within a fixed period that spans more than one taxable year of the Member, the Member will not have any discretion over the taxable year of payment.

Article VII. Beneficiaries and Alternate Payees

7.01Beneficiary to the Defined Contribution Equalization Plan and the Executive Retirement Plan Benefit program: For benefits payable under Articles IV and V, the Member shall designate a single, combined designation of one or more beneficiaries entitled to receive the balance in the Member’s Account payable at the Member’s death. The beneficiary designation will only be effective as of the date the Committee has received it, in accordance with the Committee’s administrative procedures. The Member may modify or revoke an existing beneficiary designation by submitting a new designation to the Committee. The last beneficiary designation received by the Committee, in accordance with the Committee’s administrative procedures, prior to the Member’s death shall control.

7.02Beneficiary to the Defined Benefit Equalization Plan: For benefits payable under Article III, the beneficiary shall be the same individual or entity designated by the Member to receive death benefits under the Retirement Fund. A Member may modify or revoke an existing beneficiary designation by following the beneficiary designation procedures outlined in the Retirement Fund.

FHLB Benefit Equalization Plan

7.03Indeterminable Beneficiary: In certain circumstances when the beneficiary cannot be determined, the Member’s estate shall be deemed to have been designated as the beneficiary to be paid the death benefits or the remaining balance in the Member’s Account as of the Member’s death; such circumstances arise when (i) no such beneficiary designation is in effect at the time of the Member's death, (ii) no designated beneficiary survives the Member, or (iii) if, in the opinion of the Committee, such designation conflicts with applicable law. If the Committee is in doubt as to the right of any person to receive the balance in the Member’s Account, the Committee may either retain such balance, without liability for any interest thereon, until the beneficiary, estate, or other person’s rights are determined, or the Committee may pay such amount into any court of appropriate jurisdiction. Such payment of the Member’s Account balance shall discharge the Bank of all further obligations under the Plan.

7.04Alternate Payee: If the Member, beneficiary, or other person who is entitled to payments under the Plan is unable to care for their affairs because of illness, accident, status as a minor, or death, then the Plan may make the payments to the person's spouse, child, other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient of the payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank.

Article VIII. Administration of the Plan

8.01Plan Administrator: Subject to those powers reserved to the Board, as described in Article IX, the Committee has full authority and responsibility for administering the Plan and interpreting the Plan’s provisions. The Committee’s decisions or actions thereunder shall be binding and conclusive on all persons.

8.02Plan Determinations: The Committee has sole discretion for making determinations necessary for the administration of the Plan. The Committee determines the timing of payments and, in limited circumstances, the form and timing of payments when such discretion is permitted within the guidelines set by the Plan and under Code Section 409A. Moreover, the Member’s elections or submissions required or permitted under the Plan are not considered effective until the Committee, in its sole discretion, evaluates and approves the Member’s submissions for completeness, meeting of deadlines set by the Plan, or other factors pursuant to the Committee’s administrative procedures. These such submissions include, but are not limited to, (i) Deferral Agreements, (ii) elections or requests for a form of payment, including requests for an Optional Form of payment under the Defined Benefit Equalization Plan, (iii) beneficiary designations, (iv) investment requests, and (v) requests for withdrawals or suspensions of deferrals on account of an unforeseeable emergency, of which (iii), (iv), and (v) is limited to the Defined Contribution Equalization Plan and the Executive Retirement Plan Benefit program. Moreover, the Committee has sole discretion to determine and change, at any time, the Plan's administrative procedures for such submissions (e.g., time and manner) and may provide online elections as the primary method for the Member to submit this information.

8.03Delegation of Plan Administration: The Committee shall engage an actuary and may engage legal counsel, certified public accountants, trustees, and other consultants or personnel to administer the Plan. The Committee may rely upon the trust agreements of such trustees, the written opinions of such actuary, counsel, accountants, and consultants, and upon any information supplied by the Retirement Fund or the Savings Plan for administering the Plan. The Committee may delegate to any third-party service provider, agent, sub-committee, or member of the Committee its authority to perform any act hereunder, including acts performed by automation and electronic processes, including

FHLB Benefit Equalization Plan

without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.

8.04Committee Procedures: The Committee shall report to the Board, or to a committee designated by the Board, at such intervals as shall be specified by the Board, or such designated Committee, with regard to the Plan matters for which it is responsible. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at (i) a meeting or (ii) without a meeting, provided that voting is done electronically and members of the Committee are informed of the vote by mail, email, or other methods of written or electronic notice. No member of the Committee shall be entitled to act on or decide any matters relating solely to a such member of the Committee or any of the members of the Committee’s rights or benefits under the Plan.

8.05Claims & Appeals Procedures: An initial claim for benefits under the Plan must be made by the Member or his beneficiary, as the claimant, following the terms below. It is intended that the Plan's claims procedure be administered per 29 CFR § 2560.503-1 of the U.S. Department of Labor.

(a)Claims for benefits shall be made in writing to the Chairman of the Committee, according to the administrative procedures established by the Committee. The Committee has full discretion to delegate the claims procedure.

(b)The outcome of the claim will be rendered, and written notice will be provided to the claimant within 90 days after receipt of the claim by the Chairman of the Committee. Written notice of the claim determination can be extended up to 180 days if the Committee or delegated claims reviewer provides a written statement to the claimant within the first 90 days stating (i) the special reasons requiring an extension of time and (ii) the date by which a final decision on the claim is expected be rendered.

(c)Should the claim be denied in whole or part, and should the claimant be dissatisfied, the claimant can request a full and fair review of the claim. This appeal must be in writing and submitted to the Committee not more than 60 days after the receipt of a written denial of the claim. During the appeal review, parties may review pertinent documents and submit documents or comments in writing. The appeal will be decided no later than 60 days after receipt of the claimant's request for review unless special circumstances require an extension. In this case, a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant before the commencement of the extension.

(d)If the Member or beneficiary believes that a claim for benefits is due, the Member or beneficiary must first exhaust the claims procedures outlined in this agreement. The failure to do so will cause a denial of benefits to be final and binding, and such failure will preclude the Member or his beneficiary from filing suit with respect to the claim. A cause of action accrues on the earlier of the date (i) the claimant has exhausted the claims procedures under the Plan, or (ii) the Plan or the Committee and its agents have clearly repudiated the claimant’s right to benefits (even if not yet filed), and such repudiation is known to the claimant.

8.06Plan Expenses: The Bank shall pay all expenses incurred by the Committee in its administration of the Plan. No member of the Committee shall receive special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in

FHLB Benefit Equalization Plan

connection with the Plan. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

Article IX. Amendment and Termination

9.01Unilateral Plan Changes: The Board may amend, suspend, or terminate, in whole or in part the Plan under applicable law without the consent of the Committee, any Member, beneficiary, or other person. Such actions cannot retroactively impair or otherwise adversely affect the rights of any Member, beneficiary, or other person to benefits under the Plan which have accrued before the date of such action. Termination of the Plan must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix). The Board may also take any action which may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan, or to conform the Plan thereto, provided that any such amendment or action does not have a materially detrimental effect on the then current estimated cost to the Bank of maintaining the Plan.

9.02Modifications: Aside from the Board’s authority in section 9.01, any waiver, alteration, or modification of any of the provisions of this Plan will not be binding unless recorded in writing and signed by duly authorized representatives of the parties to the Plan.

Article X. General Provisions.

10.01Binding Effect: The Plan shall be binding upon and inure to the benefit of the Bank, its successors, and assigns, as well as to the benefit of the Member, the Member’s successors, assigns, designees, and estates. Nothing in the Plan shall preclude the Bank from merging, consolidating with, or transferring all or substantially all its assets to another bank or organization which assumes the Plan and all obligations of the Bank hereunder. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other Bank or successor entity, and the Plan shall continue in full force and effect. The Bank agrees that it will make appropriate provisions for the preservation of the Member's rights under the Plan in any agreement or plan that it may enter into to effect any merger, consolidation, reorganization, or transfer of assets.

10.02Communications: All elections, designations, requests, notices, instructions, and other communications required or permitted under the Plan to be delivered to the Committee from the Member, beneficiary, or other person, must be in such form as is prescribed from time to time by the Committee. The communications shall be mailed by first-class mail or delivered to such location specified by the Committee. The communications shall be deemed to have been given and delivered upon actual receipt of delivery at the Committee’s specified location.

10.03Employment Not Guaranteed: This Plan is not a contract for employment between the Bank and any employee. The Plan does not entitle any Member or employee to continued employment with the Bank, and benefits under the Plan are limited to the payment of the Member’s vested accrued benefit per the terms of the Plan.

10.04Members in Separate Plans: The Plan for a Member is treated as a separate plan from the plan for any other Member, even though such plans may be incorporated into a single written plan in this Plan Document and cover all eligible employees.

10.05Possible Nonuniformity: Except where the Plan requires uniformity to comply with Code Section 409A, the Bank need not provide the same benefits or apply the same terms and conditions to all Members, even to Members of similar pay, title, and other status with the

FHLB Benefit Equalization Plan

Bank. The elections the Bank makes in this document apply uniformly to all Members, except to the extent the Bank adopts inconsistent provisions with respect to one or more Members in a separate attachment to this document titled “Appendix A.” Appendix A specifies such terms and conditions applicable to a given Member. The Bank may modify any of the Plan’s provisions as to one or more Members in Appendix A.

10.06Unsecured Creditor: No right or interest of the Member under the Plan may be assigned, sold, encumbered, transferred, or otherwise disposed of, and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of the Member may be reached by any creditor of the Member.

10.07Tax Advisement: The Member is responsible for consulting with their choice of independent advisors, including legal and tax professionals, regarding personal tax effects related to the Plan, including but not limited to federal and state taxes, Code Section 409A liabilities, and any other taxes, costs, expenses, or liabilities whatsoever involving the benefits in the Plan. Notwithstanding any other term or provision of the Plan, the Member waives liability related to any such personal tax effects or other costs, expenses, or liabilities applicable to the Plan and waives any right for themselves, their heirs, beneficiaries, legal representatives, agents, and successors. The Bank will withhold taxes from any payment under the Plan that is taxable under Code Section 409A or other law.

10.08Waiver of Liability: No member of the Committee shall be personally liable by reason of any instrument executed by the member of the Committee or on such a member of the Committee’s behalf, or by reason of any action taken by such member in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith. Consistent with applicable law, regulation, or governing bylaw of the Bank, the Bank shall indemnify and hold harmless the Retirement Fund, the Savings Plan, and each member of the Committee, employee, officer, or director of the Bank or the Retirement Fund or Savings Plan, to whom any duty, power, function, or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person's fraud or bad faith.

10.09Severability: If any provision of the Plan is held invalid, the remainder of the Plan shall be construed and enforced without said provision.

10.10Governing Laws: The Plan shall be interpreted to be a nonqualified and unfunded deferred compensation plan exempt from, or in compliance with, Code Section 409A. The Plan shall be construed in accordance with the laws of the State of Georgia, except to the extent preempted by federal law.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF ATLANTA has caused this amended and restated Benefit Equalization Plan to be executed effective as of the 1st day of February 2023.

The Federal Home Loan Bank of Atlanta

FHLB Benefit Equalization Plan

By:

Title:

Attest:

Secretary